EXHIBIT 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF Holding Company Expanded Earnings Information

For the Quarters and Nine-Months Ended September 30, 2004 and September 30, 2003

Jonesboro, GA October 14, 2004:

	Three-months Ended September 30, 2004	Three-months Ended September 30, 2003	Nine-months Ended September 30, 2004	Nine-months Ended September 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total Assets	$338,847,945	$291,697,943
CCF Net Income for the Period	$609,583	$630,183	$2,185,621	$1,745,090
*Basic Earnings per Share for the Period	$0.27	$0.29	$0.98	$0.79
Net Interest Margin	4.01%	4.14%	4.15%	4.21%
Efficiency Ratio	67.43%	67.18%	67.60%	68.12%
Total Loans (end of period)	$258,523,318	$217,766,325
Non-Performing Loans (end of period)	$756,078	$580,005
Non-Performing Assets (Other Real Estate Owned and Repossessed Assets, end of period)	$2,784,899	$312,480

	Three-months ended September 30, 2004	Three-months ended September 30, 2003	Nine-months Ended September 30, 2004	Nine-months Ended September 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total Deposit Accounts	$293,529,108	$248,216,867
Loan Loss Provision	$180,000	$135,000	$770,000	$405,000
Loan Loss Reserve (end of period)	$3,219,314	$2,565,166
Consolidated Equity (end of period)	$21,649,743	$19,132,741

*	All per share calculations have been adjusted to reflect the 3 for 2 stock split paid to shareholders of record on July 1, 2004.

CCF Holding Company, the holding company of Heritage Bank, announces earnings for the quarter and nine-months ending September 30, 2004.

Earnings for the nine-month period ending September 30, 2004, increased to $2.19 million, an increase of $440,000, or 25.24%, from $1.75 million in the same period ending September 30, 2003. For the three month period ending September 30, 2004, earnings were $610,000, a decrease of $20,000, or (3.17)% compared to the three months ended September 30, 2003. This decrease is primarily related to the additional costs associated with the opening of the Bank’s seventh full service banking facility and increased loan loss provisions. Included in the nine-month period ending September 30, 2004, is a $422,000 pretax gain on the sale of the guaranteed portion of a United States Department of Agriculture (USDA) guaranteed loan, (“USDA Guaranteed Loan”). Income for the nine-month period ending September 30, 2004, net of this gain would have been $1.90 million, an increase of $158,000, or 9.05% over earnings for the same nine-month period ending September 30, 2003.

The provision for loan losses increased during the nine-month period ending September 30, 2004, to $770,000, from $405,000 during the same period ending September 30, 2003. This increase of $365,000, representing 11.31% of pretax income, substantially impacted the Company’s earnings during the first nine-months of 2004.

Total loans at September 30, 2004, were $258 million, as compared to $218 million, at September 30, 2003. This represents an increase of $40 million, or 18.35%, during the twelve-month period ending September 30, 2004.

The loan loss reserve balance at September 30, 2004, was $3.2 million, or 1.24% of loans outstanding. At September 30, 2003, the loan loss reserve was $2.6 million, or 1.18% of loans outstanding.

Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Non-performing loans totaled $756,000 at September 30, 2004, which equaled 0.29% of loans outstanding, and were comprised primarily of one relationship of $605,000, which represents the portion of the USDA Guaranteed Loan retained by the Bank. The portion of this loan retained by the Bank is not guaranteed by the USDA. The remaining 90% of this loan has been sold into the secondary market

Non-performing assets increased to $2.8 million, or 0.82%, of total assets. The amount is comprised of one property, foreclosed during the second quarter 2004.

Consolidated equity for CCF Holding Company was $21.6 million at September 30, 2004, as compared to $19.1 million, at September 30, 2003. This is an increase of $2.5 million, or 13.14%. This increase is attributed to earnings, net of dividends and changes in the mark to market value of the Bank’s securities portfolio.

On March 30, 2004, the Company, through its newly-formed wholly owned statutory trust subsidiary, CCF Capital Trust II, completed the sale of $4,500,000 of floating rate trust preferred securities (“Capital Securities”) having a maturity date of March 31, 2034 and a liquidation value of $50,000 per Capital Security. Interest on the Capital Securities is to be paid quarterly on the last day of each March, June, September, and December and is reset quarterly based on the prime rate of interest as announced in the Money Rates section of the Eastern Edition of The Wall Street Journal plus 12.5 basis points, as of the last business day of the preceding quarter. The Company infused $2.0 million of the net proceeds into the Bank, and is maintaining the remainder of the proceeds for general corporate purposes, including the future growth of the Bank. For more information please refer to the press release dated April 2, 2004.

The Bank is a state chartered commercial bank serving in the southern market of greater Atlanta, Georgia. The Bank has seven full service offices. The Bank opened its seventh branch location on July 23, 2004, in the Eagles Landing – Stockbridge area of Henry County, Georgia. This is the third location in Henry County, one of the nation’s fastest growing counties.

The Company’s stock is traded on The Nasdaq SmallCap Market under the symbol “CCFH.” The information contained in this press release should be reviewed in conjunction with the Company’s 10-QSB filing when available on the EDGAR system.